Exhibit 9.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-52934, No. 333-52934-01, No. 333-80245, No. 333-80245-01, No. 333-70636, No. 333-07214, No. 333-07212 and No. 033-41068 of Koninklijke Ahold N.V. on Form F-3, Form S-3 and Form S-8, as applicable, of our report dated March 29, 2007, which report (1) expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs relating to the differences between International Financial Reporting Standards as adopted by the European Union and accounting principles generally accepted in the United States of America, (2) expresses an unqualified opinion on management’s assessment regarding the effectiveness of the Company’s internal control over financial reporting, and (3) expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Koninklijke Ahold N.V. for the year ended December 31, 2006.

/s/ Deloitte Accountants B.V.

March 29, 2007

Amsterdam, The Netherlands